GERRISH & McCREARY, P.C.
                                 Attorneys
                       700 Colonial Road, Suite 200
                         Memphis, Tennessee  38117
                              P.O. Box 242120
                      Memphis, Tennessee  38124-2120
                        Telephone:  (901) 767-0900
                        Telecopier:  (901) 684-2339


March 25, 1994


Shareholders of Capital City Bank

Capital Bancorp
2200 South State Street
Salt Lake, Utah  84115

Banc One Corporation
100 East Broad Street
Columbus, Ohio  43271-0152

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences resulting from the merger of Capital City Bank with and into Bank One Utah (the "Bank Merger") which will follow the merger of Capital Bancorp ("Capital") with and into Banc One Arizona Corporation ("Banc One Arizona") all as set forth and more fully described in the Agreement and Plan of Merger between Capital and Banc One Arizona and joined in by Banc One Corporation ("Banc One"), dated September 17, 1993 (the "Agreement") including the exhibits attached thereto. This opinion is in addition to the opinion issued by this firm dated February 11, 1994 with regard to tax consequences related to the merger of Capital and Banc One Arizona, which opinion is not amended or modified hereby in any way.

We have acted as special counsel to Capital with respect to the merger of Capital into Banc One Arizona (the "Holding Company Merger"). In this capacity, we have examined the Agreement and the Registration Statement (Form S-4) pursuant to which Banc One is issuing additional shares of its common stock, without par value, to the stockholders of Capital pursuant to the merger of Capital with and into Banc One Arizona. All capitalized terms used herein shall, except where the contest indicates otherwise, be deemed to have the meanings assigned to such terms in the Registration Statement and the Agreement. The Bank Merger which is the subject of this opinion is specifically described in the Bank Merger Agreement attached to the Agreement as Exhibit B.

In reaching our opinion, we have relied on certain representations made by the management of Banc One, Banc One Arizona, and Capital Bancorp, including the representations and warranties and undertakings in the Agreement, and have examined such documents, records and other instruments as we have deemed necessary or appropriate, including, without limitation, the Registration Statement and the Agreement.

Banc One is a registered holding company organized and existing under the laws of the State of Ohio. Banc One has authorized capital stock consisting of 635,000,000 shares consisting of 600,000,000 shares of common stock without par value ("Banc One Common Stock") of which 341,965,620 shares were issued and outstanding at September 17, 1993 and 35,000,000 shares of preferred stock of which 5,000,000 were issued and outstanding as of such date. Up to 4,405,854 shares of Banc One Common Stock are subject to options. It is anticipated that not more than approximately 353,461 shares of Banc One Common Stock will be issued pursuant to the Holding Company Merger. In addition, it is anticipated that not more than approximately 80,389 shares of Banc One Common Stock will be issued in connection with the Merger of Capital City Bank with and into Bank One, Utah, N.A. (the "Bank Merger").

Capital is a bank holding company duly organized and existing under the laws of the State of Utah and has authorized capital stock consisting of 200,000 shares of common stock, par value $10.00 per share ("Capital Common Stock"), of which 150,345 shares are issued and outstanding and 2,805 of which are shares of treasury stock owned by Capital.

Banc One Arizona is an Arizona corporation duly organized and existing under the laws of the State of Arizona. Banc One owns
100% of the outstanding shares of stock of Banc One Arizona.

Bank One, Utah, N.A. is a national banking association organized and existing under the laws of the United States and has authorized capital stock consisting of 870,919 shares of common stock, par value of $35.00 per share ("Bank One Utah Common Stock"). All of the issued and outstanding Bank One Utah Common Stock is owned by Banc One Arizona.

Capital City Bank is a state bank organized and existing under the laws of Utah and has authorized capital stock consisting of 200,000 shares of common stock having a par value of $10.00 per share ("CCB Common") and 50,000 shares of non-voting, non-cumulative preferred stock with a par value of $50.00 per share. As of the date hereof there were 132,850 shares of CCB Common issued and outstanding and 24,000 of CCB Preferred issued and outstanding. Capital Bancorp and certain minority shareholders own the shares of CCB Common. Certain options to buy CCB Common are outstanding and will likely to exercised prior to the Bank Merger. All outstanding Preferred Stock will be redeemed prior to the Bank Merger.

Other than noted above, there are no outstanding securities or obligations which are convertible into shares of stock or options, warrants, rights, calls or any other commitments of any nature relating to the unissued shares of Banc One, Capital, Banc One Arizona, Capital City Bank or Bank One Utah.

Pursuant to the Agreement at the Effective Date of the Merger, the following transactions will be consummated:

1. Capital shall merge with and into Banc One Arizona as set forth in the Agreement.

2. Immediately following the merger of Banc One Arizona and Capital, the Bank Merger will occur, which will result in the 870,919 shares of Bank One Utah Common Stock to continue to be held by Banc One Arizona (the "Continuing Bank") and each of the 114,768 shares of CCB Common which shall be owned by Capital or Banc One Arizona immediately prior to the Bank Merger shall be cancelled and shall not represent or continue as capital stock of the Continuing Bank and shall not be exchanged for shares of Banc One Common. All of the shares of CCB Common held by Capital City Bank as treasury shares immediately prior to the Bank Merger shall be cancelled and shall not represent capital stock of the Continuing Bank and shall not be exchanged for shares of Banc One Common.

Each of the 25,999 shares of CCB Common that shall be issued and outstanding immediately prior to the Effective Time and which is held by a shareholder other than Capital or Banc One Arizona (hereinafter, the "CCB Minority Shares") and which shall include not only the 18,082 shares of CCB Common owned by minority shareholders of CCB but also the 7,917 shares of CCB Common which are acquired by a minority shareholder and received upon the exercise of the CCB options prior to the Bank Merger shall be cancelled and shall not represent or continue as capital stock of the Continuing Bank, and at the Effective Time and without further action shall be converted into shares of Banc One Common at the Bank Exchange Rate which shall be calculated as set forth in the Bank Merger Agreement.

This option is conditioned on certain assumptions and representations being made by the management of Banc One, Banc One Arizona and Capital in connection with the merger transaction at or before closing which are set forth in our February 11, 1994 opinion and are also relied on herein.

Based solely on the information submitted and on the representations set forth above, it is held as follows:

1. Shareholders holding CCB Minority Shares who receive Banc One Common in exchange for their Capital City Bank Stock as a result of the Bank Merger will be treated as if he or she had sold such Capital City Bank Stock in a taxable transaction and as a result such shareholders will recognize a taxable gain or a taxable loss for federal income tax purposes. Such shareholder's gain or loss will be determined by the fair market value of the Banc One Common as of the date of the Bank Merger less such shareholder's cost or tax basis in the Capital City Bank Stock.

2. When a holder of CCB Minority Shares receives a cash payment in lieu of a fractional share, such cash payment will also be treated as a sale of such fractional share and taxable gain or loss will be recognized in an amount determined in the same manner as set forth in Paragraph 1, above.


No opinion is expressed concerning any other federal income tax consequences resulting from the Merger transaction under other provisions of the Code or Treasury Regulations or concerning any state income tax treatment resulting from the Merger transaction.

This opinion is addressed only to you and concerns only the transaction described above. This opinion may be relied upon only by Capital, Banc One, Banc One Arizona, Capital City Bank and Bank One Utah and the stockholders of Capital City Bank.

We consent to the inclusion of this opinion in the Registration Statement (Form S-4) of Banc One relating to the Merger and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement which is part of the Registration Statement.


Very truly yours,


GERRISH & McCREARY, P.C.


GERRISH & McCREARY, P.C.